UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2014

iWallet Corporation

(Exact name of small business issuer as specified in its charter)

Nevada	27-1830013
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7394 Trade Street, San Diego, California 92121
(Address of principal executive offices)

1-800-508-5042
(Issuer’s telephone number)

_____________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 6, 2014, our Board of Directors appointed Charles Ng, Carl Rosen, and Anthony Durkacz to serve as members of our Board of Directors.

Carl Rosen is principal of Shelter Rock International, LLC, which provides comprehensive consulting services specializing in the luxury goods sector. He consults in the launch or expansion of watch, jewelry or eyewear lines on a worldwide basis, licensing, sourcing, asset disposition, and sales of state-of-the-art marketing, sales and survey technologies. Mr. Rosen also currently serves as the Director of Anti-counterfeiting of the American Watch Guild. Prior to founding Shelter Rock International in 2010, Mr. Rosen was with Bulova Corporation, an international consumer luxury goods company, and its former parent company, Loews Corporation. Loews Corporation is a conglomerate with holdings in insurance, hotels and energy, and previously in tobacco and theaters. In 2008, Bulova was acquired by Citizen Watch Co. Ltd (Japan.) From 1980 – 2001, Mr. Rosen simultaneously held different positions in both organizations. From 2007 to 2010, he was the Chief Operating Officer of Bulova Corporation. From 2002 to 2007, he was the Senior Vice President for Worldwide Operations at Bulova. From 1999 to 2001 he was Chief Information Officer at Loews while also serving as a Senior Vice President for Bulova. From 1988 to 1999, he served as Executive Directors of Systems Development at Loews Corporation while also serving as an Executive Vice President at Bulova Corporation. From 1985 to 1988, Mr. Rosen was the Director of the Information Center at Loews. From 1980 to 1985, he was a Consultant for Management Advisory Services at Loews. From 1977 to 1980, he was the Manager of International Finance and Planning at Continental Can Company. Mr. Rosen holds an MBA from the Wharton School at the University of Pennsylvania, and a B.S. in Civil Engineering from Tufts University.

Charles Ng is currently the VP of Sales, Americas for NEXT Biometrics. In that position, he is responsible for selling biometric sensor solutions to top tier mobile and P.C. original equipment manufacturers as well as the standard biometrics physical access control, token and NEXT enable biometrics market spaces. Prior to this position, Mr. Ng was the head of FingerPrint Cards’ biometric business operations in North America, where he was responsible mainly for the top tier PC and mobile market segments. In 2005, he joined UPEK, a leader in biometric fingerprint security solutions, as its Sales Director Americas. At UPEK, Mr. Ng grew the revenue from $200K to $24M in two years.  He managed sales to major Asia original design manufacturers, including Foxconn, Wistron, Chicony in China, IIDA in Japan.  In 2010, UPEK merged with AuthenTec, which was later acquired by Apple. Inc. in 2012. During his time with UPEK/Authentic/Apple, he was responsible for selling over $110M in biometric fingerprint reader solutions.  Prior to that position, Mr. Ng was the VP of Sales at Valicert, a secure internet communications leader. Mr. Ng has also worked in the telecommunications industry at ROLM/IBM/Siemens, Network Equipment Technologies and Copper Mountain Networks; holding various business development and sales management positions. He holds a Bachelors degree in Business Administration.

Anthony Durkacz is currently Executive Vice-President at First Republic Capital Corp., a position he has held since January 2014. From January to December 2013, he was the President of Capital Ideas Investor Relations. From January 2011 to January 2013, he was CFO and a director of Snipp Interactive Inc.. He was instrumental in the financing and public listing of Snipp Interactive Inc. with operations in Canada, the USA, Mexico and India. Mr. Durkacz is also the owner and president of Fortius Research & Trading Corp., which provides financial and accounting consulting services to micro and small cap companies in various sectors, and develops investment strategies for high net worth individuals. From 2006 to 2009, he served as COO and CFO of MKU Canada Inc. and engaged in mergers and acquisitions around the globe. From 2002 to 2006, he served as CFO of Astris Energi Inc., a dually listed public company in the US and Canada which was acquired by an international conglomerate. He began his career at TD Securities on the capital markets trading floor. Mr. Durkacz holds an Honors Bachelor of Business Administration from Brock University with a major in both Accounting and Finance.

At this time, compensation arrangements for our newly appointed directors are the subject of ongoing development and are in the process of being finalized. We will make appropriate additional disclosures when final arrangements have been documented.

Except as set forth below, our newly-appointed Directors have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years:

  Through his consultancy firm, Shelter Rock International, LLC, Carl Rosen has provided advisory services to our company as needed and on an hourly basis. Generally, these services have been provided at a rate of $225 per hour under a Consulting and Advisory Service Agreement executed with our accounting predecessor. A copy of the agreement is filed herewith as Exhibit 10.1. We expect that the agreement will be updated and ratified by our current board in the near future.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Consulting and Advisory Service Agreement with Shelter Rock International, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iWallet Corporation

/s/ Jack B. Chadsey

Jack B. Chadsey

Chief Executive Officer

Date: October 7, 2014

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